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CREATIVE MASTER ANNOUNCES AGREEMENT IN PRINCIPLE TO ACQUIRE PACIFICNET.COM

HONG KONG, Feb 17, 2000 -- Creative Master International, Inc. (the "Company" or "Creative Master") (Nasdaq: CMST) today announced that the Company has entered into an agreement to acquire PacificNet.com, an internet start-up company headquartered in Minneapolis USA and Hong Kong that focuses on trans-Pacific B2B e-commerce. The agreement provides that the owners of PacificNet.com will receive 21,000,000 new shares of Creative Master, representing a substantial majority interest. The principal shareholders of PacificNet.com are China Strategic Holdings Limited ("CSH") (HKSE:0235), an investment holding company listed on the Hong Kong Stock Exchange, and Mr. Oei Hong Leong, the chairman of CSH. CSH is the parent company of China Tire Holdings Ltd (NYSE: TIR). Fortune Tele.com Limited (HKSE: 8040), a Hong Kong listed mobile telecommunications company with operations in China, is also a strategic investor in PacificNet.com.

Mr. Carl Tong, CEO of Creative Master said, "We welcome the opportunity to transform Creative Master into a China-US B2B e-commerce company with the acquisition of PacificNet.com." Mr. Tong also explained that, in light of the intended shift in focus of the new enterprise to B2B e-commerce, it is contemplated that the existing business and operations of Creative Master would be sold to a group led by Mr. Tong, other management of Creative Master and Acma Strategic Holdings Limited, a major shareholder of CMST. Mr. Tong stated, however, "There is no formal understanding or arrangement among PacificNet.com, the Company or management to sell the business and assets of Creative Master. Any transactions with PacificNet.com and management would be subject to the preparation of definitive agreements, receipt of fairness opinions and approval of the boards of directors and shareholders of Creative Master and PacificNet.com."

Tony Tong, President/CEO of PacificNet.com, (no relationship to Carl Tong), said, "We believe PacificNet.com has the technology, vision, and leadership to take advantage of the exploding opportunities in the trans-Pacific B2B e-commerce. To date, we have signed up over one thousand corporate customers in China and Hong Kong for our eMerchant2000-TM- web based commerce system with integrated payment services."

About Creative Master International, Inc.

Creative Master International, established in 1987, is a leading independent manufacturer of collectible-quality, die-cast replicas of cars, trucks, buses, marine products and other items. The Company offers customers turnkey product development and manufacturing capabilities, from design to completion of the product. The die-cast replicas Creative Master International manufactures are marketed and distributed by the Company's customers primarily to collectors, hobbyists and other vehicle enthusiasts in the U.S. and Europe.

About PacificNet.com

Headquartered in Minneapolis and Hong Kong, PacificNet.com (www.PacificNet.com) is a Business-To-Business (B2B) e-commerce solutions provider focusing on trans-Pacific B2B
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trade. PacificNet.com provides comprehensive front-end and back-end e-commerce services including site launch, promotion, payment, fulfillment, and customer support services.

For further information on Creative Master visit the Company's website at www.creativemaster.com or, via fax free of charge, dial 1-800-PRO-INFO and enter company code "CMST."

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although management of Creative Master believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include the composition, timing and size of orders from and shipments to major customers; market acceptance of new products and other risks detailed from time to time in Creative Master's SEC reports, including the Company's most recent annual report on Form 10-K.